N e w s R e l e a s e QUICKSILVER RESOURCES INC. 801 Cherry Street Fort Worth, TX 76102 www.qrinc.com

Quicksilver Resources Announces 2011 Second-Quarter  Results

Sets New Production Record, Reduces Unit Operating Cost and Debt

FORT WORTH, TEXAS (Aug. 8, 2011) – Quicksilver Resources Inc. (NYSE: KWK) today announced results for the quarter ended June 30, 2011.

Second Quarter Highlights:

●	Produced a record level 417 million cubic feet per day of natural gas equivalents, a 19% increase from the prior-year quarter
●	Increased sequential production from oil and natural gas liquids to 20% of Quicksilver’s overall production stream
●	Reduced unit operating costs from the prior-year quarter
●	Drilled 13 new wells and connected 17 in the Fort Worth Barnett Shale Asset
●	Increased total revenue for the quarter ended June 30, 2011 to $248 million from $229 million in the prior-year quarter
●	Initiated midstream operations associated with its Horn River Asset
●	Reduced debt by $605 million from June 30, 2010, a year over year decrease of 23%
●	Increased our acreage position in the Sandwash Basin of Colorado to over 200,000 net acres
●	Increased our acreage position in the Delaware Basin of West Texas to over 100,000 net acres

“Continued strength from Quicksilver’s Barnett Shale properties, combined with our Horn River Basin natural gas project, fueled record second quarter production results,” said Glenn Darden, Quicksilver president and chief executive officer.  “The company's liquids production is one-fifth of our total production stream, which is having a disproportionately positive impact on returns and cash flow. At the same time, we continue to drive down costs.  On a per-unit basis, lease operating expense decreased 6%, production and ad valorem tax expense declined 21%, depletion, depreciation and accretion expense declined 9%, general and administrative expense declined 22% and interest expense declined 14% versus the prior-year quarter, resulting in a total cost reduction of $0.57 per Mcfe.  Additionally, we have established significant acreage positions in two new oil plays and will be testing these projects throughout the second half of the year.”

Second Quarter Results

Production for the second quarter averaged a record 417 million cubic feet of natural gas equivalent (MMcfe) per day, up 19% from the prior-year quarter.  The increase in production was primarily driven by higher volumes from the company’s Fort Worth Basin Barnett Shale Asset, coupled with increased volumes from its Horn River Basin natural gas project in Northeast British Columbia.  The 2011 production volumes were comprised 80% from natural gas, 19% from natural gas liquids (NGLs) and 1% from crude oil and condensate.

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Quicksilver reported net income of $109 million ($0.61 per diluted share) for the second quarter of 2011, as compared to net income of $87 million ($0.49 per diluted share) in the prior-year period.  Adjusted net income for the second quarter of 2011, a non-GAAP financial measure, was $11 million ($0.07 per diluted share), as compared to adjusted net income of $30 million ($0.18 per diluted share) in the prior-year period.  Details of adjusted net income are included in the tables at the end of this news release.  Financial results for the second quarter of 2011 were impacted by a non-cash gain of $19 million related to the mark-to-market impact of long-term derivatives,  a non-cash loss of $31 million associated with the company’s equity interest in BreitBurn Energy Partner’s (Nasdaq: BBEP) first-quarter of 2011 derivative fair value adjustments and a $122 million gain on the sale of BBEP units.

Revenues and Expenses

Total revenue for the second quarter of 2011 increased to $248 million from $229 million from the prior-year quarter.  Sales of natural gas, NGLs and crude oil for the second quarter of 2011 were $208 million, down 2% from the prior-year quarter.  The decrease in production revenues was primarily due to lower realized prices for natural gas including the effects of hedging, offset in part by higher sales volumes of natural gas and higher realized prices for NGLs and crude oil.
Quicksilver continued its focus on reducing unit costs, which declined year-over-year in all categories, excluding gathering, processing and transportation expense.  Unit lease operating expense declined $0.04 per thousand cubic feet of natural gas equivalents (Mcfe) to $0.64 per Mcfe in the second quarter of 2011, down 6% from the prior-year quarter.  In the second quarter of 2011, on a unit of production basis, production and ad valorem tax expense declined 21%; depletion, depreciation and accretion expense declined 9%; general and administrative expense declined 22% and interest expense declined 14% versus the prior-year quarter, resulting in a total cost reduction of $0.57 per Mcfe across these categories.  Unit gathering, processing and transportation expense was $1.23 per Mcfe for the second quarter of 2011.

Impact from BreitBurn Ownership

For the second quarter of 2011, Quicksilver reported a loss of $26 million attributable to the company’s interest in BBEP’s first-quarter of 2011 results, including our share of BBEP net losses of approximately $31 million from derivatives.  During the second quarter of 2011, Quicksilver received approximately $7 million in cash distributions associated with its ownership of BBEP units.  In addition, Quicksilver sold approximately 7 million units of BBEP during the second quarter of 2011 and recognized a gain of $122 million and received $133 million of cash.  This does not include proceeds from the sale of 600,000 BBEP units in July from the partial exercise of the over-allotment option granted to the underwriters.  Quicksilver still owns approximately 8 million units of BBEP.

Total Debt

At June 30, 2011, the company’s total debt was approximately $2.0 billion, a reduction of approximately $605 million from the June 30, 2010 balance.  Currently, Quicksilver has approximately $715 million available under its $1 billion senior secured revolving credit facility.

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Operational Update

United States - Fort Worth Basin

During the second quarter of 2011, Quicksilver’s development activity was concentrated in its Fort Worth Basin Barnett Shale Asset.  As planned, the company utilized two rigs in the basin, which drilled 13 (11.0 net) operated wells and also connected 17 (15.1 net) operated wells to sales.  At June 30, 2011, Quicksilver had a remaining inventory of approximately 85 gross operated wells that have been drilled in the Barnett Shale but await completion or connection to sales lines.  The company expects to exit the year with approximately 45 wells in its uncompleted well inventory.

United States – Sandwash Basin

During the second quarter, the company initiated drilling on our oil-prone exploratory acreage position in the Sandwash Basin in Northwest Colorado.  The company has drilled 3 wells and will commence completion activities later in August.  The company plans to drill between 8 and 14 wells this year.  We continue to add to our acreage position in this area.  We now have approximately 210,000 net acres.

United States – Delaware Basin

The company has expanded its acreage position in the Delaware Basin in West Texas to approximately 105,000 net acres, and the company plans on recompleting two wells later this year.

Canada - Horseshoe Canyon

In Canada, drilling, completion and pipeline activities were suspended for most of the second quarter due to the seasonal break-up period.  In the Horseshoe Canyon area of Alberta, Canada, the company expects to drill 8 (6.6 net) wells during the second half of the year, resulting in a total of 16 (11.6 net) wells in this area for the full year.

Canada - Horn River Basin

Quicksilver completed its 2010-2011 winter drilling program in the Horn River Basin of Northeast British Columbia and has now drilled a total of eight horizontal wells into the Muskwa and Klua formations, of which four wells have commenced production.  Only two additional wells are required to validate virtually all of Quicksilver’s exploratory licenses and convert these licenses, covering approximately 130,000 net acres, into 10-year development leases.  In addition, the company has drilled its first horizontal well into the shallower Exshaw oil formation and expects to have it completed this summer.

As previously announced, the company initiated midstream operations associated with its Horn River Asset in May.  The company completed the construction and compression related to Quicksilver’s 20-mile, 20-inch gathering line, which will serve as the spine of Quicksilver’s transportation from its Horn River acreage.  Completion of this line allows the company to flow gas from its four completed gas wells at unrestricted rates of more than 30 MMcf per day and minimize transportation costs.

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Capital Investments

During the second quarter of 2011, the company invested approximately $163 million of capital, of which approximately 49% was associated with drilling and completion activities, approximately 12% for midstream activities, approximately 37% for acreage purchases and approximately 3% for other assets. The company’s board of directors has approved an increase in the company’s 2011 capital program to approximately $696 million.
The increase in capital spending is primarily associated with additional lease acquisitions and drilling that the company anticipates within two new exploratory plays in the Sandwash Basin in Northwest Colorado and the Delaware Basin in West Texas as well as additional spending in the Horn River Basin.  In the Sandwash Basin, Quicksilver now holds leases covering approximately 210,000 net acres prospective for the Niobrara oil shale and expects to drill between 8 and 14 wells this year.  Through July, the company has completed drilling operations on three wells and expects to initiate completion activity later in August.  In the Delaware Basin, the company holds approximately 105,000 net acres prospective for the oil-prone Bone Springs play and expects to recomplete two wells later this year.  In the Horn River Basin, the company plans on spending an incremental $75 million to complete midstream infrastructure, build roads and drill eight wells this winter season.

Third-Quarter 2011 Outlook

Quarterly average daily production volume is expected to increase approximately 3% sequentially in the third quarter of 2011, averaging in the range of 425 MMcfe to 435 MMcfe per day.  Average unit expenses, on a Mcfe basis, are expected as follows:

•	Lease operating expense	$0.60	-	$0.64
•	Gathering, processing & transportation	1.24	-	1.26
•	Production taxes	0.21	-	0.23
•	General and administrative	0.42	-	0.45
•	Depletion, depreciation & accretion	1.45	-	1.47

Hedging Activity
The company has hedges in place to cover approximately 60% of expected production for the third quarter of 2011.  A total of 190 MMcf per day of natural gas is covered by collars or fixed-price swaps with a weighted-average floor price of $5.95 per thousand cubic feet (Mcf) and 10,500 barrels per day of NGLs are covered by fixed-price swaps with a weighted-average price of $38.84 per barrel for the third quarter and remainder of 2011.

Conference Call

The company will host a conference call to discuss second-quarter 2011 operating and financial results and its outlook for the future at 11:00 a.m. eastern time today.

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Quicksilver invites interested parties to listen to the call via the company’s website at www.qrinc.com or by calling 1-877-313-7932, using the conference ID number 33142656, approximately 10 minutes before the call.  A digital replay of the conference call will be available at 3:00 p.m. Eastern time the same day, and will remain available for 30 days.  The replay can be dialed at 1-800-642-1687 and reference should be made to the conference ID number 33142656.  The replay will also be archived for 30 days on the company’s website.

Use of Non-GAAP Financial Measure

This news release and the accompanying schedule include the non-generally accepted accounting principles ("non-GAAP") financial measure of adjusted net income.  The accompanying schedule provides reconciliations of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP").  Our non-GAAP financial measure should not be considered as an alternative to GAAP measures, such as net income or operating income or any other GAAP measure of liquidity or financial performance.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is an independent oil and gas company engaged in the exploration, development and acquisition of oil and gas, primarily from unconventional reservoirs including gas from shales, coal beds and tight sands in North America.  The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas; Steamboat Springs, Colorado and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

Forward-Looking Statements
The statements in this news release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated.  Factors that could result in such differences or otherwise materially affect Quicksilver Resources’ financial condition, results of operations and cash flows include:  changes in general economic conditions; fluctuations in natural gas, NGLs and oil prices; failure or delays in achieving expected production from exploration and development projects; uncertainties inherent in estimates of natural gas, NGLs and oil reserves and predicting natural gas, NGLs and  oil reservoir performance; effects of hedging natural gas, NGLs and oil prices; fluctuations in the value of certain of our assets and liabilities; competitive conditions in our industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters, customers and counterparties; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; delays in construction of transportation pipelines and gathering and treating facilities; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; failure or inability to covert drilling licenses to leases and the exploration of our lease; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; the effects of existing or future litigation; as well as, other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission.  The forward-looking statements included in this news release are made only as of the date of this

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news release, and we undertake no obligation to update any of these forward-looking statements to reflect subsequent events or circumstances except to the extent required by applicable law.

# # #

Investor and Media Contact:
John Hinton
(817) 665-4990

KWK 11-11

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QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
In thousands, except for per share data - Unaudited

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue:
Production	$ 207,706	$ 211,687	$ 398,006	$ 413,250
Sales of purchased natural gas	19,560	16,821	39,986	33,045
Other	21,180	62	22,641	4,433
Total revenue	248,446	228,570	460,633	450,728

Operating expense:
Lease operating	24,484	21,523	45,693	41,488
Gathering, processing and transportation	46,726	16,658	91,088	32,659
Production and ad valorem taxes	8,506	8,910	16,087	17,416
Costs of purchased natural gas	19,557	3,756	39,300	37,063
Other operating	23	970	183	2,224
Depletion, depreciation and accretion	54,704	50,669	107,175	97,426
Impairment	-	-	49,063	-
General and administrative	15,770	17,217	34,161	37,740
Total expense	169,770	119,703	382,750	266,016
Operating income	78,676	108,867	77,883	184,712
Income (loss) from earnings of BBEP	(26,207)	23,168	(47,091)	7,179
Other income - net	123,178	53,050	124,299	53,393
Interest expense	(47,552)	(46,122)	(93,730)	(90,639)
Income before income taxes	128,095	138,963	61,361	154,645
Income tax expense	(19,508)	(48,219)	(23,532)	(53,301)
Net income	108,587	90,744	37,829	101,344
Net income attributable to noncontrolling interests	-	(3,941)	-	(6,353)
Net income attributable to Quicksilver	$ 108,587	$ 86,803	$ 37,829	$ 94,991

Earnings per common share - basic	$ 0.63	$ 0.51	$ 0.22	$ 0.56

Earnings per common share - diluted	$ 0.61	$ 0.49	$ 0.22	$ 0.54

Basic weighted average shares outstanding	168,984	167,976	168,928	167,915

Diluted weighted average shares outstanding	179,668	178,558	169,786	178,545

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QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
In thousands, except share data - Unaudited

	June 30, 2011	December 31, 2010
ASSETS
Current assets
Cash	$ 2	$ 54,937
Accounts receivable - net of allowance for doubtful accounts	72,044	63,380
Derivative assets at fair value	62,961	89,205
Other current assets	30,569	30,650
Total current assets	165,576	238,172

Investment in equity affiliates	12,620	83,341
Property, plant and equipment - net
Oil and gas properties, full cost method (including unevaluated costs of
$411,433 and $304,269, respectively)	3,003,738	2,834,645
Other property and equipment	288,215	233,200
Property, plant and equipment - net	3,291,953	3,067,845

Assets of midstream operations held for sale	27,526	27,178
Derivative assets at fair value	56,094	57,557
Other assets	35,414	38,241
	$ 3,589,183	$ 3,512,334
LIABILITIES AND EQUITY
Current liabilities
Current portion of long-term debt	$ 147,347	$ 143,478
Accounts payable	105,696	167,857
Accrued liabilities	139,161	122,904
Derivative liabilities at fair value	2,362	-
Current deferred tax liability	16,520	28,861
Total current liabilities	411,086	463,100

Long-term debt	1,834,370	1,746,716

Liabilities of midstream operations held for sale	1,465	1,431
Asset retirement obligations	58,959	56,235
Derivative liabilities at fair value	344	-
Other liabilities	28,461	28,461
Deferred income taxes	174,352	156,983
Commitments and contingencies
Stockholders' Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, none outstanding	-	-
Common stock, $0.01 par value, 400,000,000 shares authorized;
176,655,595 and 175,524,816 shares issued, respectively	1,767	1,755
Paid in capital in excess of par value	725,865	714,869
Treasury stock of 5,373,482 and 5,050,450 shares, respectively	(46,288)	(41,487)
Accumulated other comprehensive income	106,889	130,187
Retained earnings	291,913	254,084
Total stockholders' equity	1,080,146	1,059,408
	$ 3,589,183	$ 3,512,334

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QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
In thousands - Unaudited

	For the Six Months Ended June 30,
	2011	2010
Operating activities:
Net income	$ 37,829	$ 101,344
Adjustments to reconcile net income to
net cash provided by operating activities:
Depletion, depreciation and accretion	107,175	97,426
Impairment expense	49,063	-
Deferred income tax expense	17,667	52,243
Non-cash gain from commodity derivatives	(19,115)	-
Non-cash gain from hedging and derivative activities	(818)	(27,852)
Stock-based compensation	10,386	11,529
Non-cash interest expense	7,872	10,178
Gain on disposition of BBEP units	(123,752)	(35,426)
Loss from BBEP in excess of cash distributions	60,050	826
Other	1,111	(469)
Changes in assets and liabilities:
Accounts receivable	(8,608)	22,858
Derivative assets at fair value	-	18,682
Prepaid expenses and other assets	(4,426)	(11,144)
Accounts payable	(25,859)	(20,169)
Accrued and other liabilities	14,777	26,481
Net cash provided by operating activities	123,352	246,507

Investing activities:
Capital expenditures	(396,156)	(356,402)
Proceeds from sale of BBEP units	134,423	-
Proceeds from sales of property and equipment	3,123	864
Net cash used for investing activities	(258,610)	(355,538)

Financing activities:
Issuance of debt	256,445	540,032
Repayments of debt	(170,172)	(409,613)
Debt issuance costs paid	-	(109)
Gas Purchase Commitment repayments	-	(16,592)
Issuance of KGS common units - net of offering costs	-	11,054
Distributions paid on KGS common units	-	(8,808)
Proceeds from exercise of stock options	622	1,209
Taxes paid on vesting of KGS equity compensation	-	(1,144)
Purchase of treasury stock	(4,801)	(4,804)
Net cash provided by financing activities	82,094	111,225

Effect of exchange rate changes in cash	(1,771)	(671)

Net increase (decrease) in cash	(54,935)	1,523

Cash at beginning of period	54,937	1,785

Cash at end of period	$ 2	$ 3,308

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QUICKSILVER RESOURCES INC.
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
In thousands, except per share data - Unaudited

	Three Months Ended June 30, 2011
	As Reported	Adjustments	Adjusted Net Income
Revenue:
Production	$ 207,706	$ -	$ 207,706
Sales of purchased natural gas	19,560	-	19,560
Other	21,180	(19,115)	2,065
Total revenue	248,446	(19,115)	229,331

Operating expense:
Lease operating	24,484	-	24,484
Gathering, processing and transportation	46,726	-	46,726
Production and ad valorem taxes	8,506	-	8,506
Costs of purchased natural gas	19,557	-	19,557
Other operating	23	-	23
Depletion, depreciation and accretion	54,704	-	54,704
Impairment	-	-	-
General and administrative	15,770	-	15,770
Total expense	169,770	-	169,770
Operating income	78,676	(19,115)	59,561
Income (loss) from earnings of BBEP - net	(26,207)	30,773	4,566
Other income - net	123,178	(122,463)	715
Interest expense	(47,552)	656	(46,896)
Income (loss) before income taxes	128,095	(110,149)	17,946
Income tax	(19,508)	12,545	(6,963)
Net income	$ 108,587	$ (97,604)	$ 10,983

Earnings per common share - diluted	$ 0.61		$ 0.07
Weighted average shares outstanding	179,668		168,984

	Three Months Ended June 30, 2010
	As Reported	Adjustments		Adjusted Net Income
Revenue:
Production	$ 211,687	$ -		$ 211,687
Sales of purchased natural gas	16,821	-		16,821
Other	62	-		62
Total revenue	228,570	-		228,570

Operating expense:
Lease operating	21,523	-	-	-
Gathering, processing, and transportation	16,658	-		16,658
Production and ad valorem taxes	8,910	-		8,910
Costs of purchased natural gas	3,756	(17,101)		(13,345)
Other operating	970	-		970
Depletion, depreciation and accretion	50,669	-		50,669
Impairment	-	-		-
General and administrative	17,217	-	-	-
Total expense	119,703	(17,101)		102,602
Operating income	108,867	(17,101)		91,766
Income from earnings of BBEP - net	23,168	(16,223)		6,945
Other income (expense) - net	53,050	(53,426)		(376)
Interest expense	(46,122)	-		(46,122)
Income (loss) before income taxes	138,963	(86,750)		52,213
Income tax	(48,219)	30,363		(17,856)
Net income	90,744	(56,387)		34,357
Net income attributable to noncontrolling interests	(3,941)	-		(3,941)
Net income attributable to Quicksilver	$ 86,803	$ (56,387)		$ 30,416

Earnings per common share - diluted	$ 0.49			$ 0.18
Weighted average shares outstanding	178,558			178,558

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QUICKSILVER RESOURCES INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME
In thousands, except per share data - Unaudited

	Six Months Ended June 30, 2011
	As Reported	Adjustments	Adjusted Net Income
Revenue:
Production	$ 398,006	$ -	$ 398,006
Sales of purchased natural gas	39,986	-	39,986
Other	22,641	(19,115)	3,526
Total Revenue	460,633	(19,115)	441,518

Operating expense:
Lease operating	45,693	-	45,693
Gathering, processing, and transportation	91,088	-	91,088
Production and ad valorem taxes	16,087	-	16,087
Costs of purchased natural gas	39,300	-	39,300
Other operating	183	-	183
Depletion, depreciation and accretion	107,175	-	107,175
Impairment	49,063	(49,063)	-
General and administrative	34,161	-	34,161
Total expense	382,750	(49,063)	333,687
Operating income	77,883	29,948	107,831
Income (loss) from earnings of BBEP - net	(47,091)	54,095	7,004
Other income - net	124,299	(123,752)	547
Interest expense	(93,730)	656	(93,074)
Income (loss) before income taxes	61,361	(39,053)	22,308
Income tax	(23,532)	14,977	(8,555)
Net income	37,829	(24,076)	13,753

Earnings per common share - diluted	$ 0.22		$ 0.08
Weighted average shares outstanding	169,786		169,786

	Six Months Ended June 30, 2010
	As Reported	Adjustments	Adjusted Net Income
Revenue:
Production	$ 413,250	$ -	$ 413,250
Sales of purchased natural gas	33,045	-	33,045
Other	4,433	-	4,433
Total revenue	450,728	-	450,728

Operating expense:
Lease operating	41,488	-	41,488
Gathering, processing, and transportation	32,659	-	32,659
Production and ad valorem taxes	17,416	-	17,416
Costs of purchased natural gas	37,063	(463)	36,600
Other operating	2,224	-	2,224
Depletion, depreciation and accretion	97,426	-	97,426
Impairment	-	-	-
General and administrative	37,740	-	37,740
Total expense	266,016	(463)	265,553
Operating income	184,712	(463)	184,249
Income from earnings of BBEP - net	7,179	5,385	12,564
Other income (expense) - net	53,393	(53,426)	(33)
Interest expense	(90,639)	-	(90,639)
Income (loss) before income taxes	154,645	(48,504)	106,141
Income tax	(53,301)	16,976	(36,325)
Net income	101,344	(31,528)	69,816
Net income attributable to noncontrolling interests	(6,353)	-	(6,353)
Net income attributable to Quicksilver	$ 94,991	$ (31,528)	$ 63,463

Earnings per common share - diluted	$ 0.54		$ 0.38
Weighted average shares outstanding	178,545		178,545

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QUICKSILVER RESOURCES INC.
Unaudited Selected Operating Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Average Daily Production:
Natural Gas (Mcfd)	333,072	273,768	325,919	259,734
NGL (Bbld)	13,191	11,819	12,381	11,557
Oil (Bbld)	823	864	770	860
Total (Mcfed)	417,161	349,866	404,820	334,232

Average Realized Prices:
Natural Gas (per Mcf)	$ 5.06	$ 6.93	$ 5.06	$ 7.17
NGL (per Bbl)	$ 39.38	$ 31.27	$ 38.66	$ 31.23
Oil (per Bbl)	$ 96.28	$ 70.24	$ 92.02	$ 70.79
Total (Mcfe)	$ 5.47	$ 6.65	$ 5.43	$ 6.83

Expense per Mcfe:
Lease operating expense:
Cash expense	$ 0.63	$ 0.66	$ 0.61	$ 0.67
Equity compensation	0.01	0.02	0.01	0.02
Total lease operating expense:	$ 0.64	$ 0.68	$ 0.62	$ 0.69

Gathering, Processing and Transportation expense	$ 1.23	$ 0.52	$ 1.24	$ 0.54

Production and ad valorem taxes	$ 0.22	$ 0.28	$ 0.22	$ 0.29

Depletion, depreciation and accretion	$ 1.44	$ 1.59	$ 1.46	$ 1.61

General and administrative expense:
Cash expense	$ 0.30	$ 0.38	$ 0.34	$ 0.46
Equity compensation	0.12	0.16	0.13	0.16
Total general and administrative expense	$ 0.42	$ 0.54	$ 0.47	$ 0.62

Interest expense:
Interest cost on debt outstanding	$ 1.16	$ 1.33	$ 1.19	$ 1.38
Fees and premiums	0.04	-	0.02	-
Non-cash interest	0.10	0.16	0.11	0.17
Capitalized interest	(0.05)	(0.04)	(0.04)	(0.05)
Total interest expense	$ 1.25	$ 1.45	$ 1.28	$ 1.50

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NEWS RELEASE Page 13 of 13

QUICKSILVER RESOURCES INC.
Production, on a million cubic feet of natural gas equivalent (MMcfe) per day basis, by operating area

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Barnett Shale	338.6	278.8	328.6	261.4
Other U.S.	3.1	4.1	3.2	4.4
Total U.S.	341.7	282.9	331.8	265.8
Horseshoe Canyon	58.3	60.9	58.8	61.6
Horn River	17.2	6.1	14.2	6.8
Total Canada	75.5	67.0	73.0	68.4
Total Company	417.2	349.9	404.8	334.2

-end-